Exhibit 99.1

Seagen Reports First Quarter 2022 Financial Results

-Total Revenues of $426 Million in 1Q22, Including Net Product Sales of $383 Million-

-PADCEV® Approved by European Commission for Previously Treated Locally Advanced or Metastatic Urothelial Cancer-

-ADCETRIS® Overall Survival Data in Newly Diagnosed Advanced Hodgkin Lymphoma Patients to be Presented in Oral Session at ASCO Annual Meeting-

-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — April 28, 2022 — Seagen Inc. (Nasdaq:SGEN) reported financial results today for the first quarter ended March 31, 2022. The Company also highlighted PADCEV® (enfortumab vedotin-ejfv), TUKYSA® (tucatinib), ADCETRIS® (brentuximab vedotin) and TIVDAK® (tisotumab vedotin-tftv) commercial and development accomplishments, as well as progress across its deep and diverse oncology pipeline.
“Seagen delivered strong results for the first quarter of 2022 with net product sales increasing 27 percent over the first quarter of 2021, reflecting growth across our portfolio of four approved products,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seagen. “This month the European Commission approved PADCEV for previously treated metastatic urothelial cancer, further extending the reach of our innovative medicines for cancer patients with unmet medical needs. We look forward to presenting data from more than two dozen abstracts at the upcoming ASCO Annual Meeting, including two oral presentations demonstrating the survival advantage of ADCETRIS regimens in newly diagnosed patients with advanced Hodgkin lymphoma. Other upcoming milestones in 2022 include reporting results from the TUKYSA pivotal MOUNTAINEER clinical trial in metastatic HER2-positive colorectal cancer and Cohort K of the PADCEV EV-103 trial in newly diagnosed metastatic urothelial cancer. Seagen continues to be well-positioned with significant resources and an expanded geographic footprint to continue executing upon our strategy.”

APPROVED PRODUCTS HIGHLIGHTS
PADCEV
•Received European Commission (EC) Approval for PADCEV in Previously Treated Metastatic Urothelial Cancer: In April 2022, Seagen and Astellas announced the EC approval of PADCEV as monotherapy for the treatment of adult patients with locally advanced or metastatic urothelial cancer who have previously received a platinum-containing chemotherapy and a PD-1/L1 inhibitor. The approval is applicable in the European Union Member States, as well as Iceland, Norway and Liechtenstein. Additionally, in April 2022, PADCEV was approved in Great Britain for the same indication.
•Reported Initial Results in Patients with Muscle-Invasive Bladder Cancer (MIBC) at the American Society of Clinical Oncology Genitourinary Cancers Symposium (ASCO GU): In February 2022, initial results were presented from Cohort H of the EV-103 trial evaluating PADCEV as neoadjuvant monotherapy in patients with MIBC who are ineligible for cisplatin-based chemotherapy. The data showed an encouraging objective response rate and tolerability profile. PADCEV in combination with KEYTRUDA®(pembrolizumab) is being studied in two phase 3 clinical trials for MIBC.

•Presented Preclinical Data in Non-Muscle Invasive Bladder Cancer (NMIBC) at the American Association for Cancer Research (AACR) Annual Meeting: In April 2022, the Company presented data showing that intravesical PADCEV administration demonstrated antitumor activity and limited systemic exposure in preclinical models of NMIBC. The data supports further investigation in an ongoing phase 1 trial.
•Expect to Report Top-Line Results of EV-103 Cohort K for First-Line Metastatic Urothelial Cancer (mUC) in 2H22: Seagen and Astellas expect to report top-line results in the second half of 2022 from Cohort K of the EV-103 trial evaluating PADCEV in combination with KEYTRUDA and as a single agent for first-line treatment of patients with mUC who are unable to receive cisplatin-based chemotherapy. The results along with other data from the EV-103 trial could potentially support registration under the FDA's accelerated approval pathway.
TUKYSA
•Treated First Patient in the Phase 3 HER2CLIMB-05 Trial: In April 2022, the first patient was treated in a phase 3 trial evaluating TUKYSA or placebo in combination with frontline standard of care trastuzumab and pertuzumab as maintenance therapy for patients with metastatic HER2-positive breast cancer.
•Initiated Phase 3 MOUNTAINEER-03 Trial in First-Line Metastatic HER2-Positive Colorectal Cancer: In February 2022, the Company initiated a randomized phase 3 trial, MOUNTAINEER-03, evaluating TUKYSA in combination with trastuzumab and standard chemotherapy compared to chemotherapy alone in first-line HER2-positive metastatic colorectal cancer.
•Expect to Report Top-Line Results of MOUNTAINEER Trial for Metastatic HER2-Positive Colorectal Cancer in 2H22: The Company expects to report top-line results in the second half of 2022 from the phase 2 MOUNTAINEER trial of TUKYSA in combination with trastuzumab and as a single agent in patients with HER2-positive metastatic colorectal cancer following previous treatment with first- and second-line standard-of-care therapies. The results could potentially support registration under the FDA's accelerated approval pathway.
ADCETRIS
•Reported ADCETRIS Combination Significantly Improves Overall Survival (OS) in Newly Diagnosed Patients with Advanced Hodgkin Lymphoma: In February 2022, the Company announced that the phase 3 ECHELON-1 clinical trial demonstrated a statistically significant improvement in OS (p=0.009) in patients with Stage 3/4 Hodgkin lymphoma following treatment with ADCETRIS in combination with chemotherapy. Full data will be featured in an oral presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting in June. In addition, the data will be submitted to U.S. FDA in a supplemental Biologics License Application (sBLA) during 2022.
•Data from the Children's Oncology Group (COG) Phase 3 Pediatric Study to be Highlighted in Oral Presentation at the ASCO Annual Meeting: The COG, a National Cancer Institute (part of the National Institutes of Health)-supported clinical trial group, will present data from the AHOD1331 trial, which compared an ADCETRIS-containing chemotherapy regimen to a chemotherapy regimen that included bleomycin in children with newly diagnosed high-risk Hodgkin lymphoma. The study met its primary endpoint of superior 3-year event-free survival. Further details will be presented in an oral session at ASCO. The Company plans to submit the data to the FDA in a sBLA during 2022.

TIVDAK
•Reported Initial Results from Solid Tumor Basket Trial: In February 2022, initial data from the ongoing innovaTV 207 phase 2 trial of TIVDAK in solid tumors were presented at the Multidisciplinary Head and Neck Cancers Symposium. The results demonstrated a manageable safety profile and promising preliminary antitumor activity in patients with squamous cell carcinoma of the head and neck.
PIPELINE PROGRAMS
•Initiated Pivotal Trial of Disitamab Vedotin: In April 2022, the Company began enrolling patients into the pivotal phase 2 trial of disitamab vedotin in patients with HER2-expressing metastatic urothelial cancer. The trial is designed to support potential registration under the FDA's accelerated approval pathway.
•Presented Preclinical Data from Two Novel Antibody-Drug Conjugates (ADCs) at the AACR Annual Meeting: In April 2022, preclinical data were presented for SGN-ALPV and SGN-B7H4V, two novel ADCs that utilize Seagen’s proprietary vedotin drug linker technology, at the AACR Annual Meeting. Data described SGN-ALPV antibody specificity, antitumor activity, and safety profile, which provided the basis for an ongoing phase 1 trial. SGN-B7H4V data demonstrated robust antitumor activity as monotherapy and in combination with an anti-PD-1 agent, which support the ongoing phase 1 monotherapy trial and potential future combinations with immunotherapies.
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.
CORPORATE HIGHLIGHTS
•Announced Jury Award in a Patent Infringement Case Against Daiichi Sankyo Co. Ltd. (Daiichi Sankyo): In April 2022, the Company announced that a jury found that Daiichi Sankyo willfully infringed Seagen’s U.S. Patent No. 10,808,039 by selling in the U.S. its Enhertu® product (trastuzumab deruxtecan; DS-8201). Seagen was awarded damages of approximately $42 million for past infringement of the patent. In addition, Seagen will request additional royalty payments for future sales of Enhertu in the United States through the life of the patent. In a related matter, on April 7, 2022, the Patent Trial and Appeal Board of the U.S. Patent and Trademark Office granted a request on rehearing and instituted two post grant review (PGR) proceedings brought against certain claims of U.S. Patent No. 10,808,039. Seagen intends to vigorously defend the patent in the PGRs. Separately, Seagen is engaged in an ongoing arbitration it brought against Daiichi Sankyo over ownership of certain technology used by Daiichi Sankyo in Enhertu and several drug candidates. The Company expects a decision in the arbitration case in mid-2022.
•Entered into Collaboration with Sanofi to Develop and Commercialize Multiple Novel ADCs: In March 2022, the Company announced an exclusive collaboration that will utilize Sanofi’s proprietary monoclonal antibody technology and Seagen’s proprietary ADC technology for up to three cancer targets. Under the terms of the collaboration, Seagen and Sanofi will co-fund global development activities and share equally in any future profits. In addition, Sanofi will make an undisclosed payment to Seagen for each of the three targets as they are selected. The first target under the collaboration has been designated and an undisclosed payment was received in the first quarter of 2022.
•The Committee for Medicinal Products for Human Use (CHMP) Recommends EU approval of Roche's Polivy® (polatuzumab vedotin) Combination for Previously Untreated Diffuse Large B-cell Lymphoma (DLBCL): In March 2022, the CHMP recommended approval of Polivy in combination with chemotherapy for previously untreated DLBCL. Polivy is an ADC that uses Seagen technology, which was developed and is commercialized by Roche and Genentech, a member of the Roche Group. Seagen receives royalties on worldwide net sales of Polivy.

FIRST QUARTER 2022 FINANCIAL RESULTS
Revenues: Total revenues for the first quarter and three months ended March 31, 2022 were $426.5 million, compared to $332.0 million for the same period in 2021. Revenues in the 2022 period reflected higher net product sales across the Company's commercial portfolio.

Revenues were composed of the following components:

	Three months ended March 31,
(dollars in millions)	2022	2021	% Change
Total Net Product Sales	$383.1	$302.6	27%
ADCETRIS	181.0	162.6	11%
PADCEV	100.2	69.8	44%
TUKYSA	90.5	70.3	29%
TIVDAK	11.4	—	N/A
Royalty Revenues	28.2	27.2	4%
Collaboration and License Agreement Revenues	15.2	2.2	598%
Note: Sum of product sales may not equal total net product sales due to rounding.
•Net Product Sales: The increase in net product sales for the first quarter of 2022 compared to the same period in 2021 was driven by growth from each of the Company's marketed products. PADCEV growth was driven by continued penetration in its approved indications and, to a lesser extent, sales of drug product for use in clinical trials being conducted by another company. TUKYSA growth was driven primarily by increased sales in European markets following its approval in February 2021 and continued penetration in its current indication in the U.S. ADCETRIS growth was partially related to greater use in frontline advanced Hodgkin lymphoma. TIVDAK commercialization began in the U.S. following FDA approval in September 2021.
•Royalty Revenues: Royalty revenues were primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda and, to a lesser extent, royalties from sales of Polivy® (polatuzumab vedotin) by Roche and Blenrep® (belantamab mafodotin) by GlaxoSmithKline, which are ADCs that use Seagen technology.
•Collaboration and License Agreement Revenues: The increase in collaboration and license agreement revenues in the first quarter of 2022 compared to the same period in 2021 was primarily the result of an upfront license payment relating to the Company's recent ADC collaboration with Sanofi, profit share contribution from Astellas’ sales primarily in Japan, as well as higher amounts of drug product supplied to a collaborator.

Cost of Sales: Cost of sales for the first quarter of 2022 were $87.6 million, compared to $64.1 million for the same period in 2021. The increase was primarily related to the gross profit share owed to collaboration partners, which was $52.8 million in the first quarter of 2022, compared to $32.5 million for the same period in 2021. Cost of sales also reflects amortization of TUKYSA acquired in-process technology costs, third-party royalties owed for PADCEV and TUKYSA net product sales, and cost of products sold.
Research and Development (R&D) Expenses: R&D expenses for the first quarter of 2022 were $297.7 million, compared to $230.4 million for the same period in 2021. The increase in the period ended March 31, 2022 primarily reflected continued investment in clinical development of the Company's approved drugs and to advance its novel programs and technologies.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the first quarter of 2022 were $174.2 million, compared to $159.8 million for the same period in 2021. The increase in 2022 primarily reflected investments to support ongoing European TUKYSA launches and the U.S. commercial launch of TIVDAK.
Non-cash, share-based compensation expense for the first quarter of 2022 was $43.9 million, compared to $38.2 million for the same period in 2021.
Net Loss: Net loss for the first quarter of 2022 was $136.5 million, or $0.74 per diluted share, compared to net loss in the first quarter of 2021 of $121.4 million, or $0.67 per diluted share.
Cash and Investments: As of March 31, 2022, Seagen had $2.0 billion in cash and investments.

2022 FINANCIAL OUTLOOK
Seagen anticipates 2022 revenues, operating expenses and other costs to be in the ranges shown in the table below, unchanged from the Company's previous financial guidance provided on February 9, 2022.

REVENUES
Net Product Sales[1]	$1,480 million to $1,545 million
ADCETRIS	$730 million to $755 million
PADCEV	$435 million to $455 million
TUKYSA	$315 million to $335 million
Royalty revenues	$160 million to $170 million
Collaboration and license agreement revenues	$25 million to $30 million
Total revenues[1]	$1,665 million to $1,745 million
OPERATING EXPENSES AND OTHER COSTS
Cost of Sales	$380 million to $420 million
R&D expenses	$1,200 million to $1,300 million
SG&A expenses	$780 million to $860 million
Non-cash costs[2] (primarily attributable to share-based compensation)	$280 million to $310 million
1.TIVDAK sales guidance not provided and is excluded from product sales and total revenues guidance.
2.Non-cash costs include share-based compensation, depreciation and amortization of intangible assets.

Conference Call Details
Seagen management will host a conference call and webcast with supporting slides to discuss its first quarter 2022 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be simultaneously webcast and available for replay from the Seagen website at investor.seagen.com. Investors may also participate in the conference call by calling 844-763-8274 (domestic) or 412-717-9224 (international). The conference ID is 10165175. Supporting slides are available on the Seagen website at investor.seagen.com under the Investors section. A webcast replay will be archived on the Company's website investor.seagen.com, under the Investors section.
About Seagen
Seagen Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on our marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2022 outlook, including anticipated 2022 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2022 and in future periods; the Company’s pipeline; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, TIVDAK, disitamab vedotin, the Company’s other product candidates and the products and product candidates of its licensees and collaborators; the potential to expand the availability of PADCEV to additional patients in Europe; the potential for data from the EV-103 trial and/or the MOUNTAINEER trial to support registration under the FDA’s accelerated approval pathway; the Company’s global expansion; potential future milestone payments and royalties under the Company’s collaborations; potential future developments in the referenced legal matters; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: the risks that the Company’s ADCETRIS, PADCEV, TUKYSA and TIVDAK net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV, TUKYSA and TIVDAK due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the possibility that the Company may encounter challenges in commercializing its therapeutic agents, including with respect to reimbursement, compliance, operational or other matters; the possibility of delays or setbacks in obtaining pricing and reimbursement approvals or otherwise commercializing PADCEV in Europe; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; the inherent uncertainties associated with legal actions; risks related to the duration and severity of the COVID-19 pandemic and resulting global economic, financial and healthcare system disruptions; and risks associated with the ongoing military conflict between Russian and Ukraine, related sanctions imposed against Russia, and related economic, financial and geopolitical disruptions. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s subsequent periodic reports filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Seagen Contacts:
For Investors
Peggy Pinkston
Senior Vice President, Investor Relations
(425) 527-4160
ppinkston@seagen.com

For Media
David Caouette
Vice President, Corporate Communications
(310) 430-3476
dcaouette@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues:
Net product sales	$383,086	$302,588
Royalty revenues	28,181	27,219
Collaboration and license agreement revenues	15,193	2,176
Total revenues	426,460	331,983
Costs and expenses:
Cost of sales	87,626	64,135
Research and development	297,659	230,426
Selling, general and administrative	174,225	159,842
Total costs and expenses	559,510	454,403
Loss from operations	(133,050)	(122,420)
Investment and other (loss) income , net	(2,190)	1,000
Loss before income taxes	(135,240)	(121,420)
Provision for income taxes	1,254	—
Net loss	$(136,494)	$(121,420)
Net loss per share - basic and diluted	$(0.74)	$(0.67)
Shares used in computation of per share amounts - basic and diluted	183,647	181,150

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2022	December 31, 2021
Assets
Cash, cash equivalents and investments	$1,951,093	$2,160,036
Other assets	1,665,600	1,559,568
Total assets	$3,616,693	$3,719,604
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$531,294	$568,854
Long-term liabilities	86,932	85,611
Stockholders’ equity	2,998,467	3,065,139
Total liabilities and stockholders’ equity	$3,616,693	$3,719,604